EXHIBIT 5.1

[LETTERHEAD]

March 2, 2007
The Board of Directors
Across America Financial Services, Inc.
700 Seventeenth Street
Suite 1200
Denver, Colorado 80202

Re:    Registration Statement on Form SB-2
         Across America Financial Services, Inc., common stock,  par value $0.001 per share

Ladies and Gentleman:

We are counsel for Across America Financial Services, Inc., a Colorado corporation (the"Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on March 2, 2007 for the distribution by spin-off of up to 1,810,463shares of common stock, $0.001 par value, of the Company (the "Shares").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The Shares to be issued as covered by the Registration Statement and registered by the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.

DAVID WAGNER & ASSOCIATES, P.C.